UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

DATE OF REPORT:  January 24, 2005

(Date of earliest event reported)

THE STANDARD REGISTER COMPANY

(Exact name of Registrant as specified in its charter)

OHIO	31-0455440
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

600 ALBANY STREET, DAYTON OHIO	45408
(Address of principal executive offices)	(Zip Code)

(937) 443-1000
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 24, 2005, the Compensation Committee of the Standard Register Board of Directors approved a performance-based vesting arrangement for restricted stock to be awarded to all officers, including executive officers.  These performance-based restricted shares will be issued under The Standard Register Company 2002 Equity Incentive Plan, which was approved by shareholders on April 17, 2002, and filed as an exhibit to the Company’s Proxy Statement for the Annual Meeting of Shareholders held on April 17, 2002.

The vesting arrangement provides for grants of performance-based restricted stock to be made in early February 2005.  It is anticipated that no further grants of performance-based restricted stock will be made to officers until the February 2005 grants vest or are cancelled.  The restricted stock will vest upon achievement of an operating profit objective by no later than the end of 2007. There are opportunities for accelerated vesting if the operating profit objective is achieved in earlier years.  Thus, in the event the operating profit objective is first met in 2005 or 2006, thirty percent (30%) of the stock will vest.  If the initial attainment of the operating profit objective is achieved in 2005, and the objective is met again in 2006, the remaining restricted stock will fully vest.  If the operating profit objective is not met in 2007 at the latest, the restricted stock will be forfeited and cancelled.

During the restricted period, the officers will receive dividends paid with respect to the performance-based restricted stock and will be entitled to vote the stock.  Officers will continue to be eligible for annual grants of stock options, which will vest according to a time-based schedule.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGISTRANT

THE STANDARD REGISTER COMPANY

Date:  January 27, 2005

/s/ Kathryn A. Lamme

By:  Kathryn A. Lamme

Vice President, General Counsel &

Secretary